Exhibit 10.1

RETIREMENT AND CONSULTING SERVICES AGREEMENT
RETIREMENT AND CONSULTING SERVICES AGREEMENT, dated as of March 9, 2023 by and between National Fuel Gas Distribution Corporation, a New York corporation (the “Company”), and Karen M. Camiolo (“Executive”).
WHEREAS, Executive has served at the Company and its affiliates in several executive capacities, most recently as Treasurer and Principal Financial Officer of Parent (as defined below); and
WHEREAS, Executive has determined to retire from employment with the Company, on May 1, 2023 (the “Retirement Date”); and
WHEREAS, the Company wishes to continue to avail itself of Executive’s knowledge, expertise and experience for a transition period by appointment of Executive as a consultant to provide services that are helpful to the operation of the Company’s business; and
WHEREAS, Executive is willing to serve as a consultant to the Company following the Retirement Date upon the terms and conditions set forth below.
NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:
1.Retirement. Executive has decided to retire from employment with the Company. Executive hereby voluntarily resigns as an officer of National Fuel Gas Company (the “Parent”), and from each other position (other than as an employee) she holds with the Company and any of its affiliates (the “Company Group”) and any positions she holds in respect of the operation, administration or investment of the assets of any employee benefit plan sponsored or maintained by any member of the Company Group (“Company Group Plan”), in each such case effective as of May 1, 2023. Executive also hereby voluntarily resigns as an employee as of the Retirement Date. The Company represents that the duly authorized representatives of the National Fuel Gas Company Retirement Plan have waived any requirement that Executive provide more than 30 days’ notice of her retirement. Executive agrees that she will promptly execute and deliver any documents that the Company shall reasonably request to evidence such resignation.
2.Consulting Services. During the period beginning on the day after the Retirement Date and continuing until November 1 2023 (the “Consulting Period”), Executive shall personally provide to the Company Group such consulting services as either the Chief Executive Officer or Chief Financial Officer of the Parent (the “Parent Officers”) or the Board of Directors of the Parent (the “Board” and together with the Parent Officers, the “Parent Designees”)) may reasonably request from time to time. Such consulting services shall include any activities deemed reasonably necessary or appropriate to effect a smooth transition of Executive’s duties and responsibilities as in effect prior to the Retirement Date, and such other matters as the Company or the Parent shall deem appropriate taking into account the Executive’s knowledge, experience and former position with the Company and the Parent (the “Services”).
3.Time, Location and Maximum Commitment. The Parent Designees and Executive shall mutually agree on the time and location at which Executive shall perform the Services, subject to the right of the Parent or the Company to reasonably request by advance written notice to Executive that such services be performed at a specific time and at a specific location. The Executive shall honor any such request unless Executive has a conflicting business or personal commitment that would preclude Executive from performing such Services at the time and/or place requested by the Company, and in such circumstances the parties shall make reasonable efforts to arrange a mutually satisfactory alternative. The Parent and the Company shall use their reasonable best efforts not to require the performance of Services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity of Executive. In no event shall Executive perform Services hereunder at a level that would require Executive to devote to such Services more than eight (8) hours per calendar week.
4.Status and Benefits.
a.Employment Ended. Executive shall not, by virtue of the Services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates during the Consulting Period. Executive shall be paid for her services as an employee through the Retirement Date in accordance with the Company’s generally applicable payroll policies and practices and, except as may otherwise be agreed between the Company and Executive or as required at applicable law, shall cease to be eligible to participate in any of the Company Group’s employee benefit plans as of the Retirement Date. During the Consulting Period, Executive shall have no power or authority hereunder to bind, or to contract in the name of the Company, any other member of the Company Group or any Company Group Plan, or to make any commitments on behalf of the Company, any member of the Company Group or any Company Group Plan. Executive shall not take any action in connection with Executive’s rendering of the Services which Executive reasonably believes would cause any third party to assume that Executive has any such authority. In performing the Services required hereunder and during the Consulting Period, Executive shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid hereunder; provided that the Company may elect to subject the payments made hereunder to any and all applicable tax and withholding obligations that would apply if Executive were deemed to be providing such Services as an employee. Except to the extent that such services shall be prohibited under Section 11 of this Agreement, Executive shall be entitled to perform services during the Consulting Period for other parties, so long as such other services do not materially interfere with the performance of Services required of the Executive hereunder.
b.Health Insurance Continuation. The Company will provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premiums (including the Executive’s share of the indemnity premium) that Executive would be required to pay to continue Executive’s group health coverage in effect on the time of Executive’s Retirement Date (which amount will be based on the premiums for the first month of such postretirement coverage), multiplied by eighteen (18), which payment will be made regardless of whether Executive elects COBRA continuation coverage (the “Health Insurance Payment”). For the avoidance of doubt, the Health Insurance Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
c.Life Insurance. The Company will pay the 2023 annual premium, on the policy or policies of life insurance Executive has purchased through the Company’s Executive Life Insurance plan. Executive shall be permitted to retain such policy or policies following the Retirement Date, subject to Executive’s payment of future annual premiums as they become due.

5.Consulting Fees. In respect of the services to be performed hereunder, the Company shall pay Executive the aggregate amount of $450,000, in two installments. The first installment, in the amount of $200,000, shall be payable within 45 days following the Retirement Date (the “First Installment”). The second installment, in the amount of $250,000, shall be payable within 30 days following the end of the Consulting Period (the “Second Installment”). The Consulting Fees shall not be treated as compensation that is taken into account for purposes of providing Executive any benefit under any Company Group employee benefit plan in which Executive is or was eligible to participate prior to and through the Retirement Date.
6.Release of Claims. In consideration of the Company providing Executive the opportunity to provide the Services hereunder, Executive shall be required to execute, deliver and not revoke, a waiver and release in the form attached hereto as Annex A-1, following, but not later than 21 days following, the delivery to Executive of such Annex A-1 (the “Initial Waiver”) and a second waiver and release in substantially the form of Annex A-2 within five business days following the Retirement Date (the “Second Waiver”). The First Installment shall be the consideration for the Initial Waiver and the

Second Installment shall be the consideration for the Second Waiver. If Executive does not timely execute and deliver (or revokes in accordance with its terms) the Initial Waiver, this Agreement shall be rendered void and without effect and the Company shall have no obligation to pay the Executive the amounts described in Section 5. If the Executive does not timely execute and deliver (or revokes in accordance with its terms) the Second Waiver, the Company shall have no obligation to pay the Executive the Second Installment.
7.Equipment and Support Services. During the Consulting Period, the Company shall continue to provide Executive with the same personal business equipment and services (e.g., cellular phone, personal computer) as were made available to Executive to assist in the performance of services for the Company immediately prior to the Retirement Date. During the Consulting Period, the Company shall provide Executive with such secretarial and other support services as shall be necessary or appropriate for Executive to perform the Services required hereunder.
8.Expenses. The Company shall also pay or reimburse Executive for such reasonable expenses incurred by Executive in the course or on account of rendering consulting services hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by senior officers of the Company, as in effect on the date hereof.
9.Non-Disclosure and Use of Confidential Information: Executive acknowledges that Executive received and/or generated Confidential Information in connection with Executive’s employment and is expected to receive or have access to Confidential Information during the course of the Consulting Period. For purposes of this Agreement, “Confidential Information” includes but is not limited to information learned during the course of, as a result of, or subsequent to Executive’s employment, including during the Consulting Period, or from other former or current employees, including, but not limited to, all trade secrets, customer, supplier and producer/source lists, marketing information, account books, financial information, papers, orders, correspondence, contracts, price lists, engineering information, business strategies, corporate policies, financial and technical information, staffing information, employee information, benefits information, notes, spreadsheets, memorandum, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, photographs, software, data bases, source code, computer programs, interface systems and other documents (including electronic versions of such documents and copies thereof) pertaining to or containing information relative to the Company Group and all other property belonging to the Company Group or used in the business of the Company Group, whether in tangible or intangible form; provided, however, that the foregoing shall not apply to information that is generally known to the public. Executive shall not, at any time, without the prior written consent of the Company, disclose, divulge, discuss or make accessible to any other person or entity, or use to the disadvantage of any member of the Company Group, any Confidential Information, except when compelled to do so by lawful process. Executive shall provide notice to the Company promptly following receipt of process, and cooperate, at the Company Group’s sole expense, with the Company Group in opposing and resisting this process to the fullest extent legally permissible and which the Company, in its sole discretion, deems necessary. Executive agrees to comply with (i) any and all applicable laws and regulations regarding Executive’s actions and omissions while in possession of any material inside information about the Company which Executive may have at any time; (ii) any and all confidentiality agreements Executive entered into with the Company during Executive’s employment or during the Consulting Period; and (iii) any and all confidentiality agreements that the Company entered into with third parties and of which Executive was made aware by the Company during Executive’s employment or the Consulting Period, under which the Company Group promised that its representatives (including Executive) would keep confidential certain information described in those confidentiality agreements. Executive represents, warrants and agrees that Executive has no proprietary or ownership rights or title to any Confidential Information and no legal right to use, disclose, disseminate, or publish any of the Company’s Confidential Information in any locality. Executive represents and warrants that Executive has not previously disclosed any Confidential Information to any other individual or entity, other than in the good faith performance of Executive’s duties with the purpose and intent of promoting the interests of the Company Group. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such governmental agencies). In accordance with 18 U.S.C. Section 1833: (i) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
10.Intellectual Property. Executive agrees that all intellectual property, including, but not limited to, all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Executive during her employment or during the Consulting Period, either individually or in collaboration with others, that relate to, and are part of, the services provided by Executive hereunder, shall belong to and be the sole property of the Company. Executive further agrees that all rights in all works prepared or performed by Executive pursuant to this Agreement shall belong exclusively to the Company and shall constitute "works made for hire'' for purposes of copyright law. The Executive hereby assigns to the Company Executive’s entire right, title and interest in any invention or idea, patentable or not, conceived, discovered or made by Executive during her employment or the Consulting Period (whether alone or with others and whether or not on the Company’s premises) covered by the foregoing. The provisions of this Section shall not be construed to assign to the Company any of Executive's rights in any work, concept, invention or idea for which no equipment, supplies, facilities, or trade secret information of the Company was used, that was developed entirely on Executive's own time, and that does not relate at the time of conception or reduction to practice of the invention to the Company's business or to the Company's actual or demonstrably anticipated research or development; or does not result from any work performed by Executive for the Company.
11.Noncompetition. During the Consulting Period, without the express advance written consent of the chief legal officer of the Parent, Executive shall not perform any services in any capacity, including, without limitation, as an employee, consultant, officer, principal, partner or director, that are of a type and nature comparable to the services performed by the Executive for the Company (i) during the 12 month period immediately preceding the Retirement Date or (ii) at any time during the Consulting Period, for any person or entity in the same industry as, or that directly or indirectly competes with, the Company Group.

12.Non-Solicitation of Customers. Executive agrees that during the Consulting Period Executive will not, directly or indirectly contact or solicit business from, in a manner competitive with or adverse to the interests of the Company, or any of its subsidiaries or affiliates, any customer or potential customer of any member of the Company Group with whom Executive had contact, to whom Executive provided services, or about whom Executive received Confidential Information during the twelve (12) month period immediately preceding the Retirement Date or during the Consulting Period. Executive also agrees that during the Consulting Period Executive will not assist or facilitate any other individual or entity in soliciting business from such customers or potential customers or seek to have any such customer or potential customer reduce, lapse, or terminate any financial products or services obtained from or through any member of the Company Group. Executive understands and acknowledges that this restriction is tied to particular customers or potential customers as set forth above and is limited in that manner instead of by reference to a broader geographic territory.

13. Non-Solicitation of Employees. Executive agrees that during the Consulting Period and thereafter until the first anniversary of the Retirement Date, Executive will not, directly or indirectly solicit, induce, recruit, or attempt to influence anyone in the current employ of any member of the Company Group (a “Company Employee”) to reduce, lapse or terminate his or her employment. This restriction is limited to any Company Employee with whom Executive worked or about whom Executive received or had access to Confidential Information during the 12 month period immediately preceding the Retirement Date or during the Consulting Period.

14. Effect on Existing Commitments. The Executive’s duties and obligations under any of Sections 9, 10, 11, 12 and 13 are in addition to, and not intended to supersede, limit, amend or otherwise modify any existing covenant made by Executive in favor of the Company or any other member of the Company Group in connection with, as a condition of, or pursuant to the terms of any agreement entered during the term of, Executive’s employment with the Company, whether pertaining to the preservation of Confidential Information or otherwise.
15.Cooperation. During the Consulting Period and for a period of two years thereafter, Executive agrees to cooperate with the Company or its counsel to provide information and/or truthful testimony in connection with any matter in which the Company has an interest and as to which Executive has knowledge of any of the facts, events or circumstances at issue. If requested, Executive agrees to meet with a Company representative and/or the Company’s counsel to truthfully provide all knowledge and information Executive has pertaining to any such matter.

16.Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless Executive (including the advancement of legal fees) with regard to Executive’s good faith action or inaction while employed by the Company Group and pursuant to this Agreement and cause Executive to be covered, in respect of Executive’s Services hereunder and in respect to services provided while an employee of the Company Group, by any insurance policy providing indemnity coverage for its corporate officers and directors, in each case, to the same extent as, and subject to the same conditions as apply to, its corporate officers and directors.

17.Non-Disparagement: For a period of three (3) years from the date of this Agreement, you agree not to, and the Company agrees to cause its executive level employees not to, at any time, directly or indirectly, except as required by law: (a) make any statement or remark about the other that is, or may reasonably be regarded or understood as being, disparaging, in any forum or setting, public or private, by any means, including but not limited to Internet blogs, social media sites (such as Twitter, Facebook, YouTube and LinkedIn) or any other kind of electronic communication; or (b) encourage or advise any other person or entity to do so.

18.Return of Company Group Property and Records: Promptly, but not later than 10 business days following the expiration of the Consulting Period and earlier as to any property that the Company shall request in writing be returned at an earlier date, Executive shall return to the Company property in Executive’s possession or control, wherever located, including, but not limited to, all keys to vehicles and facilities, equipment, tools, documents, records, maps, data, phones, pagers, computers, computerized records, diskettes, software, files, information, handwritten or typed notes or compilations thereof and copies and drafts thereof in whatever form pertaining to the Company or its directors, officers, employees or businesses.

19.Compliance with the Law. At all times during the Consulting Period, in the performance of Executive’s services hereunder, Executive shall comply with applicable laws, codes and regulations and otherwise Executive will act in an ethical manner at all times.

20.Miscellaneous. This Agreement is for the personal services of Executive and may not be subcontracted or assigned by Executive in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of the Company, which consent the Company may withhold in its sole discretion. Without the written consent of Executive, the Company may not assign all or any portion of this Agreement at any time to any of its affiliates or to any other person. This Agreement may only be amended by a written instrument signed by the Company and Executive. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the provision of the Services.

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21.Governing Law. This Agreement shall be governed by the laws of New York, without reference to the principles of conflicts of law.
22.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original as against any Parties who or which signed it, and all of which shall constitute one and the same document.
IN WITNESS, WHEREOF, the parties have executed this Agreement as of the day first written above.

NATIONAL FUEL GAS DISTRIBUTION
CORPORATION

/s/ Michael Reville
By: Michael Reville
Title: SVP and GC

KAREN M. CAMIOLO

/s/ K.M. Camiolo
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